SENSATA TECHNOLOGIES COMPLETES ACQUISITION OF SCHRADER INTERNATIONAL

ALMELO, the Netherlands – October 14, 2014 - Sensata Technologies Holding N.V. (NYSE: ST) announced today that a subsidiary completed the previously announced acquisition of the Schrader group of companies. Schrader is the global leader in tire pressure monitoring sensors (TPMS). The transaction provides a leadership position in the growing TPMS market as well as additional low pressure sensing, communication and design capabilities that address large and fast growing sensing markets.

“Schrader brings a complete portfolio to Sensata including original OEM designs, sensors, valves and replacement sensors and tools necessary to successfully address the aftermarket channel,” said Steve Beringhause, Senior Vice President of Sensata Technologies Sensor Group. “I would like to thank Hugh Charvat for building and leading a very talented team at Schrader who we are now excited to welcome into Sensata.”
About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in twelve countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.
About Schrader International
Schrader International is one of the leading global manufacturers of sensing and valve solutions for automotive and industrial leaders, delivering solutions that protect and perform. Schrader is a leader in tire pressure monitoring sensors (TPMS), a vehicle safety feature that is now standard on all cars and light trucks sold in the United States and growing in use globally, and is a leading supplier of TPMS sensors, valves, tools and related training. Schrader is also regarded as the first manufacturer of the pneumatic tire valve, which is the industry standard for motor vehicles globally. For more information, please visit Schrader’s website at www.schraderinternational.com.
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Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
jsayer@sensata.com	lmegathlin@sensata.com